ePlus Reports December 31, 2008 Quarter Results

HERNDON, VA – February 18, 2009 – ePlus inc. (Nasdaq Global Market: PLUS), a leading provider of technology solutions, today announced financial results for its third quarter of fiscal year 2009, which ended December 31, 2008.  Revenues totaled $184.7 million, a decrease of 6.9% from $198.4 million in the prior year quarter, which ended December 31, 2007.  Net income totaled $2.0 million, or $0.24 per diluted share, compared to net income of $3.8 million, or $0.45 per diluted share, in the prior year quarter.  Results for the quarter ended December 31, 2008 include a pre-tax goodwill impairment charge of $4.6 million related to the Company’s technology sales business segment.  The impairment is a non-cash charge to earnings, and it did not affect the Company's liquidity or covenants.  On a non-GAAP basis, excluding this impairment charge, non-GAAP net earnings totaled $4.6 million, or $0.55 per diluted share, representing increases of 23.6% and 22.2%, respectively, over the prior year quarter.

“In this market, we are focused on managing our business to minimize risk, and using our solid financial position to take advantage of opportunities in the market,” said Phillip G. Norton, Chairman, President and Chief Executive Officer.  “While we expect market conditions to remain difficult, we also anticipate that we have an unprecedented opportunity to gain market share, as customers seek to do business with a well-capitalized and stable technology solutions provider.”

As of December 31, 2008, the Company’s cash and cash equivalents balance was $86.6 million, compared to $58.4 million at March 31, 2008.  Shareholders’ equity was $174.1 million as of December 31, 2008, compared to $163.7 million as of March 31, 2008.

Sales of product and services increased 1.9% to $171.6 million, from $168.4 million in the prior year quarter.  Gross margins improved to 14.8%, compared to 11.6% in the prior year quarter, reflecting changes in the mix of products and services and manufacturer incentives.  The improvement in gross margin during the quarter related to manufacturer incentives may not be sustainable as manufacturers could begin tightening these programs due to current market conditions.

Revenues generated from the leasing segment, which includes lease revenues, sales of equipment, fee and other income, and the sale of leased equipment, decreased 59.2% to $11.2 million, compared to $27.5 million the prior year quarter.  The Company did not have any sales of leased equipment during the third quarter of fiscal 2009, which compares to leased equipment sales of $13.7 million, or 50.0% of leasing segment revenues, in the prior year quarter.  Leased equipment sales fluctuate from quarter to quarter and are a component of ePlus’ risk mitigation process.  Lease revenues totaled $10.4 million, a decrease of 15.0% from $12.2 million in the prior year quarter.

Selling, general and administrative expenses, which includes professional and other fees, salaries and benefits, and general and administrative expenses, totaled $25.5 million, as compared to $23.3 million in the prior year quarter.  Salaries and benefits expenses increased 14.7% to $19.6 million, primarily related to an increase in the number of employees due to the Company’s recently established telesales unit, as well as additions to professional services staff and support personnel.  General and administrative expenses increased 14.5% to $4.3 million, primarily due to an increase in bad debt expense.  Professional and other fees decreased 36.4% to $1.6 million from $2.5 million in the prior year quarter.  The decrease is primarily due to higher expenses in the same period last year relating to our delay in our SEC filings, and reduced legal and outside consulting fees and other fees.

Interest and financing costs decreased 25.5% to $1.4 million primarily due to lower interest rates and lower debt levels.  As of December 31, 2008, the Company’s non-recourse debt totaled $85.1 million, compared to $104.7 million as of December 31, 2007 and $93.8 million as of March 31, 2008.  ePlus is not directly liable for non-recourse debt, except under certain limited circumstances, as the loans are secured by equipment and assigned lease payments, which collateralizes the customers’ obligations.

During the three and nine months ended December 31, 2008, the Company  repurchased 302,873 shares of its outstanding common stock at an average cost of $9.65 per share for a total purchase price of $2.9 million.  Since the inception of its first repurchase program on September 20, 2001, as of December 31, 2008, the Company has repurchased 3,281,863 shares of our outstanding common stock at an average cost of $10.91 per share, for a total cumulative purchase price of $35.8 million

Year-to-Date Results
Total revenues for the nine months ended December 31, 2008 decreased 14.8% to $563.9 million from $662.1 million in the comparable nine-month period last year. This decline was primarily due to lower sales of leased equipment, in addition to an 8.5% decline in sales of products and services to $516.8 million compared to $564.6 million in the prior year period.  Leasing segment revenue totaled $41.3 million, a decrease of 53.5% compared to $88.7 million in the prior year period, primarily due to higher sales of leased equipment in the prior year.

Net income totaled $12.1 million, or $1.42 per diluted share, compared to $13.6 million, or $1.63 per diluted share in the prior year period.  Results for the nine months ended December 31, 2008 include a pre-tax goodwill impairment charge of $4.6 million related to the Company’s technology sales business segment. Excluding this impairment charge, non-GAAP net earnings totaled $14.8 million or $1.74 per diluted share, representing increases of 8.8% and 6.7%, respectively, over the prior year quarter.

Selling, general and administrative expenses totaled $75.5 million, a 0.3% decrease as compared to $75.8 million last year.  Salaries and benefits increased $3.7 million, largely due to the Company’s planned staff additions, which are intended to support its long-term growth plans.  Professional and other fees decreased $3.7 million as expenses related to our delayed SEC filings and other legal fees were not incurred in this year.

Goodwill Impairment
The Company completed its annual goodwill impairment test during the quarter ended December 31, 2008, and concluded that there was no impairment in its leasing, technology and software document management reporting units.  The weakening U.S. economy and the global credit crisis have accelerated the reduction in demand for certain software products.  As a result of this reduced demand, the Company projected a decline in revenue in its software procurement reporting unit, part of its technology sales business segment, which lowered the fair value estimates of the reporting unit.  As a result of the lower fair value estimates, the Company concluded that the carrying amount of the software procurement reporting unit exceeded its respective fair value.  As a result, the Company compared the implied fair value of the goodwill in the software procurement reporting unit with the carrying value and recorded a $4.6 million impairment charge in the three months ended December 31, 2008.

Percentage changes stated throughout this press release are calculated on rounded numbers from the Company’s financial statements, not on the rounded numbers used herein.  Investors are encouraged to read the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 and the Company’s Form 10-Q for the quarter ended December 31, 2008.  Copies are available via the Company’s Web site at:  http://www.eplus.com/, via the SEC’s website at: http://www.sec.gov/, or by contacting the Company.

Use of Non-GAAP Financial Information
In this release, ePlus discloses non-GAAP measures of net income and earnings per share showing the effect of the goodwill impairment charge.  A “non-GAAP financial measure” is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows of the company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented.  ePlus uses the financial measures that are included in this news release in its internal evaluation and management of its business.  Management believes that these measures and the information they provide are useful to investors because they permit investors to view the Company’s performance using the same tools that ePlus uses and to better evaluate the Company’s ongoing business performance.  These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP), such as net income and earnings per share.  These non-GAAP measures are unlikely to be comparable to non-GAAP information provided by other companies. In accordance with SEC regulations, reconciliation of the ePlus GAAP information to the pro forma information is provided in the table below.  We will also make available on the investor relations page of our web site at http://www.eplus.com/ this press release, and a reconciliation of the difference between the GAAP and non-GAAP financial measures.

Forward-Looking Statements
Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from the recent financial crisis in the credit markets and general slowdown of the U.S. economy such as our current and potential customers delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; the impact of competition in our markets; the possibility of defects in our products or catalog content data; our ability to hire and retain sufficient personnel; our ability to protect our intellectual property; a decrease in the capital spending budgets of our customers; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

About ePlus inc.
ePlus is a leading provider of technology solutions.  ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, professional services, flexible lease financing, proprietary software, and patented business methods.  Founded in 1990, ePlus has more than 650 associates in 20+ locations serving more than 2,500 customers.  The Company is headquartered in Herndon, VA.  For more information, visit http://www.eplus.com/, call 888-482-1122, or email info@eplus.com.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries. The names of other companies and products mentioned herein may be the trademarks of their respective owners.

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)	As of	As of
	December 31, 2008	March 31, 2008
	(in thousands)
ASSETS
Cash and cash equivalents	$86,551	$58,423
Accounts receivable – net	99,672	109,706
Notes receivable	3,007	726
Inventories – net	6,717	9,192
Investment in leases and leased equipment – net	133,767	157,382
Property and equipment – net	3,702	4,680
Other assets	17,747	13,514
Goodwill	21,601	26,125
TOTAL ASSETS	$372,764	$379,748

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Accounts payable – equipment	$4,434	$6,744
Accounts payable – trade	13,545	22,016
Accounts payable – floor plan	58,151	55,634
Salaries and commissions payable	5,077	4,789
Accrued expenses and other liabilities	29,503	30,372
Income taxes payable	25	-
Recourse notes payable	102	-
Non-recourse notes payable	85,076	93,814
Deferred tax liability	2,739	2,677
Total Liabilities	198,652	216,046

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 11,370,056 issued and 8,088,193 outstanding at December 31, 2008 and 11,210,731 issued and 8,231,741 outstanding at March 31, 2008	$114	$112
Additional paid-in capital	78,937	77,287
Treasury stock, at cost, 3,281,863 and 2,978,990 shares, respectively	(35,806)	(32,884)
Retained earnings	130,698	118,623
Accumulated other comprehensive income – Foreign currency translation adjustment	169	564
Total Stockholders’ Equity	174,112	163,702
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$372,764	$379,748

ePlus inc. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
	(in thousands, except for per share amounts)
REVENUES

Sales of product and services	$171,557	$168,394	$516,807	$564,628
Sales of leased equipment	-	13,740	3,447	40,544
	171,557	182,134	520,254	605,172

Lease revenues	10,361	12,194	34,197	43,810
Fee and other income	2,806	4,111	9,417	13,124

TOTAL REVENUES	184,724	198,439	563,868	662,106

COSTS AND EXPENSES

Cost of sales, product and services	146,224	148,802	444,355	500,202
Cost of leased equipment	-	13,308	3,260	38,919
	146,224	162,110	447,615	539,121

Direct lease costs	3,636	4,460	11,263	16,353
Professional and other fees	1,577	2,479	5,930	9,650
Salaries and benefits	19,573	17,069	57,709	53,971
General and administrative expenses	4,307	3,760	11,896	12,135
Impairment of Goodwill	4,644	-	4,644	-
Interest and financing costs	1,355	1,818	4,307	6,590

TOTAL COSTS AND EXPENSES	181,316	191,696	543,364	98,699

EARNINGS BEFORE PROVISION FOR INCOME TAXES	3,408	6,743	20,504	24,286

PROVISION FOR INCOME TAXES	1,446	2,992	8,429	10,671

NET EARNINGS	$1,962	$3,751	$12,075	$13,615

NET EARNINGS PER COMMON SHARE - BASIC	$0.24	$0.45	$1.46	$1.65
NET EARNINGS PER COMMON SHARE - DILUTED	$0.24	$0.45	$1.42	$1.63

WEIGHTED AVERAGE SHARES OUTSTANDING - BASIC	8,264,115	8,231,741	8,271,616	8,231,741
WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,404,352	8,422,256	8,518,419	8,375,412

RECONCILIATION OF NON-GAAP INFORMATION
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2008	2007 [2]	2008	2007 [2]
	(amounts in thousands, except for per share)

GAAP earnings before provision for income taxes as reported	$3,408	$6,743	$20,504	$24,286
Plus: Impairment of goodwill	4,644	-	4,644	-
Non-GAAP Earnings before provision for income taxes	8,052	6,743	25,148	24,286
Non-GAAP provision for income taxes [1]	3,416	2,992	10,336	10,671
Non-GAAP proforma net earnings	$4,636	$3,751	$14,812	$13,615

GAAP net earnings per common share - diluted	$0.24	$0.45	$1.42	$1.65
Non-GAAP proforma net earnings per common share-diluted	$0.55	$0.45	$1.74	$1.65

WEIGHTED AVERAGE SHARES OUTSTANDING - DILUTED	8,404,352	8,422,256	8,518,419	8,375,412

[1] Non-GAAP tax rate is calculated at the same tax rate as GAAP earnings.
[2] Figures in the 2007 column are GAAP and provided for comparative purposes.

Contact:	Kley Parkhurst, SVP
ePlus inc.
kparkhurst@eplus.com
703-984-8150